Exhibit 99.28(p)(2)

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Introduction	4

Who is this policy for?	4

Standards of Business Conduct	4

Prohibited Activities	5

Certain Prohibited Actions in Relation to a Fund	5

Anti-Bribery and Anti-Corruption	6

Misrepresentations	6

No Guarantees to Clients	6

Front-Running	7

Trading Errors	7

Falsification of Records	7

Marketing Materials	7

Insider Trading	7

Material Nonpublic Information (“MNPI”)	7

Borrowing from / Lending Money or Securities to Clients	8

Written Communications on Approved Platforms	8

Access Person Reporting Requirements	9

Outside Business Activities	9

Gifts and Entertainment	10

Political Activities and Contributions	11

Employee and Client Affiliation	13

Private Investments	13

Changes in Personal or Disciplinary Information	13

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Personal Securities Trading	14

Reportable Securities	14

Reportable Accounts	14

Restricted List	15

Pre-Clearance of IPO’s, ICO’s, and Limited Offerings	15

Quarterly Certifications	16

Annual Holdings Reports and Certifications	16

Confidential Information	17

Disclosure of Client Information	17

Confidential Information Defined	17

Use and Treatment of Confidential Information	18

Recordkeeping	18

Violations of ‘The Code’	19

Whistleblower Policy and Protections	19

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) sets forth certain requirements for an investment adviser registered with the Securities and Exchange Commission (the “SEC”) to establish, maintain and enforce a written code of ethics that includes standards of business conduct to ensure the adviser and its supervised persons meet their obligation, including but not limited to, satisfying their fiduciary obligations and complying with applicable federal securities laws. Additionally, Rule 17j-1 of the Investment Company Act of 1940 Act, as amended (the “1940 Act”), requires the investment adviser of a fund to adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in certain prohibited conduct.

Who is this policy for?

All employees are considered “Access Persons'' under The Code of Ethics (the “Code”). Access Persons are considered individuals within a firm to have access to nonpublic information regarding clients' purchase or sale of securities, are involved in making securities recommendations to clients or who have access to such recommendations that are nonpublic. All Access Persons must certify to the Code within 10 days of being hired, anytime a material change has been made, and at least annually.

Please consult with compliance@wealthfront.com or counsel@wealthfront.com if you have any questions.

Standards of Business Conduct

Pursuant to Section 206 of the Advisers Act and rules promulgated thereunder, an investment adviser registered with the U.S. Securities and Exchange (the “SEC”) owes fiduciary responsibilities to each of its clients. Wealthfront Advisers LLC and Wealthfront Strategies LLC (collectively, the “Company”) owe their clients a fiduciary duty, which includes both a duty of care and a duty of loyalty. Collectively these duties require the Company to act in the best interest of their clients, and to provide full and fair disclosure of material facts and conflicts of interest. Similarly, Employees must always place the interests of Wealthfront clients first.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Therefore, the following general standards of conduct apply to all Access Persons but are not the exclusive or exhaustive statement of standards of conduct with which all such Access Persons must comply and Access Persons must:

●	Comply with all applicable U.S. federal and state securities laws;
●	Avoid any actual or potential conflict of interest or any situation that has the appearance of a conflict of interest or impropriety;
●	Avoid any abuse of a position of trust and responsibility;
●	Keep information concerning the identity of security holdings and financial circumstances of the Company’s clients confidential;
●	Conduct personal securities transactions in a manner consistent with the Code and consistent with client interests;
●	Never engage in any act, transaction, practice, or course of business which would operate as a fraud or deceit;
●	Behave and act in a way that protects the Company’s reputation; and
●	Report any violations of the Code or applicable laws by the Company or any Employee in respect of the Company’s business to the Company’s CCO (see Section VIII below).

Prohibited Activities

Certain Prohibited Actions in Relation to a Fund

The Company may serve as investment adviser to an investment company registered with the SEC under the 1940 Act or for which a Company affiliate serves as principal underwriter (each such registered investment company, a “Fund”). If so, certain additional conduct standards apply. Under Rule 17j-1 of the 1940 Act, the Company and any affiliated person of Company (including any Access Persons), in connection with the purchase or sale, directly or indirectly, of a “Security Held or to be Acquired by a Fund,” by the Company or the affiliated person of the Company, are prohibited from:

●	Employing any device, scheme or artifice to defraud the Fund;
●	Making any untrue statement of a material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

●	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
●	Engaging in any manipulative practice with respect to the Fund.

Anti-Bribery and Anti-Corruption

The Company is subject to the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), all other applicable anti-bribery and anti-corruption laws, and the USA PATRIOT Act. The FCPA is aimed at preventing corrupt practices and makes it illegal for U.S. citizens and the Company, its officers, directors, employees and agents, and any stockholders acting on its behalf, to give or offer bribes to foreign officials.

The FCPA prohibits conduct that includes, but is not limited to, knowingly paying, offering, promising or authorizing to pay money or anything of value, directly or indirectly, to any foreign official or political party with the intention of influencing, obtaining, or retaining business or an improper business advantage. Company personnel are required to conduct business legally and ethically in foreign jurisdictions. Improper gifts, payments or offerings of anything of value to foreign officials could jeopardize Wealthfront’s business and reputation. The use of Company funds or assets for any such unlawful, improper or unethical purpose is strictly prohibited.

Specifically, you are prohibited from gift giving and business entertainment for any foreign company, official, or person without prior written approval from Compliance or General Counsel. Any questions regarding the Code should be directed to Compliance or the General Counsel.

Misrepresentations

The Company prohibits Access Persons from making any misrepresentation relating to the Company’s business or operations, including the qualifications of the Company, its representatives or employees, the nature of the advisory services being offered, the fees charged for such services, and any other misrepresentation by what is said or omitted to a client or prospective client.

No Guarantees to Clients

The Company prohibits Access Persons from making any guarantee to any client that specific performance will be achieved because of the advice rendered by the Company.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Front-Running

Front-running involves the intentional placement of a personal security order “in front” of clients’ orders to buy or sell the same security to get a better price than the client or to avoid a loss. The Company prohibits front-running.

Trading Errors

If you become aware that a trade has been mistakenly executed or not executed for any client or group of clients you must promptly notify compliance@wealthfront.com with a general description of what you understand happened.

Falsification of Records

You may not ever falsify any information on Wealthfront’s records, any information pertaining to a client’s account, or regarding a trading error.

Marketing Materials

If you are involved in developing copy for Company advertising, you are required to ensure that such marketing and/or advertising materials comply with all advertising rules and regulations applicable to the Advisers of the Investment Advisers Act of 1940, as amended, before publishing, circulating, or distributing in accordance with the Wealthfront Advisers & Strategies Marketing Policy.

Insider Trading

Access Persons are prohibited from taking advantage of their knowledge of recent or impending research generated by the firm or securities activities of clients. In particular, Access Persons are prohibited from trading (purchasing, selling, or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased, sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which an Access Person has acquired, or will acquire, Beneficial Ownership. For these purposes, an Access Person is considered to have Beneficial Ownership in all securities over which the Access Person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

Material Nonpublic Information (“MNPI”)

Access Persons are prohibited from sharing or utilizing material nonpublic information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on a company’s stock. Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems, and management developments. Information about a significance order to purchase or sell securities may also be deemed material. Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Borrowing from / Lending Money or Securities to Clients

Access Persons are prohibited from borrowing from or lending money or securities to a Company client, other than a client to whom you are related, have a close personal relationship with, or a Company client who is a fellow employee of the Company because of the appearance of or actual conflict of interest. You should consult with the Company’s CCO or designee, if you are contemplating borrowing from or lending money to someone who is also a Company client.

You are encouraged to reach out to Compliance@wealthfront.com with any questions around these activities.

Written Communications on Approved Platforms

All written business communications must be performed on the following platforms: Company email, the Company’s internal instant messaging system, and programs permitted to be installed on the Access Person’s laptop, either at the time of their onboarding or through the Company’s software management infrastructure, that must be accessed through the Company’s single sign on authentication method (collectively, “Approved Platforms”). Access Persons are prohibited from communicating about Company business on platforms that are not Approved Platforms. Examples of unapproved platforms include but are not limited to: text messages using SMS, iMessage, WhatsApp, WeChat, Slack, direct messages via social media (e.g., Facebook, Instagram, TikTok, etc.), file sharing tools, personal email, or an instant messaging platform (other than an Approved Platform) .

A Written Business Communication is defined as a communication that involves or relates to the products, services, operations or infrastructure of Wealthfront Corporation and its subsidiaries. Communications that do not meet this definition are considered to be non-business communications and are not subject to this Policy. Non-business communications may include, for example, communications pertaining to personal, non-business matters (e.g., birthdays, weddings, personal plans). The difference between a Written Business Communication or a non-business communication ultimately depends on the content and surrounding facts and circumstances of the communication, regardless of the type of device (Company issued versus personal device), technology or channel through which the communication is transmitted.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

The Company provides periodic training and education regarding this Policy and the differences between Written Business Communications and non-business communications. In addition to training and awareness, the Company requires that all Access Persons attest, on a periodic basis, to understanding the guidelines set forth within the Company’s Code of Ethics and also to report any previously undisclosed Written Business Communications that occurred on any communication channels that are not Approved Platforms.

Additionally, Access Persons should comply with all communications guidelines and policies set forth by Wealthfront Corporation’s Public Communication Policy, Wealthfront Advisers & Strategies Marketing Policy, and Wealthfront Brokerage’s Communications with the Public Policy. These policies permit, under limited circumstances, and subject to the approval of Communications and Compliance, certain employees to be authorized to use their personal devices and/or social media accounts to communicate publicly about the Company. These activities will comply with applicable legal, regulatory, supervisory, and recordkeeping requirements and, as such, will not be considered violations of the policies described in this section.

Access Person Reporting Requirements

All activities listed below are required to be disclosed in BasisCode within 10 days of obtaining initial access to company systems. After obtaining access to the company systems pre-approval must be obtained going forward. Please see individual sections for additional information and if you have an item to disclose you can access BasisCode and go to ‘Submit Form(s)’ to find the applicable form(s).

Outside Business Activities

No Access Person may be an employee, independent contractor, sole proprietor, officer, director or partner of another person or entity, or be compensated, or have the reasonable expectation of compensation, from any other person or entity as a result of any Outside Business Activity (“OBA”) that is not in the scope of their duties at Wealthfront, unless he or she has provided prior written notice AND received approval. Notifications must be submitted through BasisCode via an OBA Pre-Approval form.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Compliance will review any submitted OBA, taking into consideration whether the proposed activity will interfere or otherwise create an actual or perceived conflict with the Access Persons responsibilities to Wealthfront or Wealthfront's clients. The review will also include an assessment of the impact that the activity would have on Wealthfront and its affiliates when viewed by the public. Additionally, the Access Person is responsible for notifying Compliance of any changes or updates to an approved OBA through an OBA submission in BasisCode.

Gifts and Entertainment

In furtherance of the Securities Exchange Commission’s (the “SEC”) mission to protect investors, federal securities laws, regulations, guidance, and best practices prohibit advisers and their employees from giving anything of value to certain entities and their employees, including but not limited to, financial institutions, clients, entities that the adviser does business with, and any entity or person that presents a conflict of interest in connection with attempts to obtain any business transaction or other benefit with the institution which may be viewed as a form of bribery. Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

It is important for Access Persons to be aware when receiving business related gifts as well as giving and receiving business related entertainment, that such business gifts or entertainment does not violate any laws or regulations and does not represent, in fact or appearance, any attempt at improper influence or compensation. The Company prohibits Access Persons from directly or indirectly, giving anything of value, including gratuities, in excess of one hundred dollars per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. Permissible gifts or entertainment given and received (outlined below) must be entered into BasisCode and must receive pre-approval.

Gifts - Employees are not permitted to offer, seek or accept any gift of value in excess of $100 per individual per year to or from any client or third party (person, principal, proprietor, employee, agent, or representative of another firm). Gifts given of cash, and cash equivalents such as gift cards, are prohibited. When giving gifts, it is important to avoid actual conflicts of interest, the appearance of impropriety, and the appearance of attempting to influence investment decisions by persons in positions of trust and influence. Gifts to government officials, including entertainment, are generally prohibited.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Entertainment - Entertainment given or received for events that both the employee and the client or third party attended (e.g. sporting or cultural event) should be modest in scope and cost and infrequent (e.g. once a quarter). Entertainment should not be given or accepted if it could be construed as potentially influencing either parties business judgment or creating an obligation, or if public knowledge thereof may potentially embarrass the employee or Wealthfront. Both the employee and the third party must be present at the entertainment event; otherwise the entertainment would be considered a gift and be subject to the gift requirements above.

Note - There are limited exceptions such as infrequent life events pertaining to a personal relationship between two persons that are unrelated to the business (e.g. bereavement, weddings, newborn, etc.)

The CCO, or their designee, has the discretion to require that inappropriate gifts be returned to the provider or that an inappropriate entertainment expense be repaid by the Access Person.

Political Activities and Contributions

Employees of Wealthfront Advisers LLC and Wealthfront Strategies LLC are prohibited from making political contributions for the implicit or explicit purpose of obtaining or retaining advisory contracts with government entities known as “pay-to-play”. Rule 206(4)-5 under the Advisers Act prohibits an Adviser from receiving compensation from a government entity for two years if the Adviser, or certain employees, contributed money to a government official who is in a position to influence the selection of the Adviser, to manage a public pension fund, or provide investment advice to a government entity. Also, some states and municipalities may have laws disqualifying an Adviser from managing assets for various government entities if the Adviser or certain representatives have made contributions or provided gifts to certain candidates for office.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

To ensure compliance with these laws, and to avoid actual/potential conflicts of interest, Wealthfront has adopted the procedures below, which include pre-approval by Compliance of certain political activities. The Wealthfront 529 College Savings Plan ("the Plan") is sponsored by the State of Nevada, acting through the Board of Trustees of the College Savings Plans of Nevada, and administered by the State Treasurer's Office. Given this relationship between Wealthfront and the State of Nevada, contributions to state or local government officials of Nevada are prohibited.

In general, all political contributions exceeding the below De Minimis values will generally be denied:

●	$250 if you ARE eligible to vote
●	$150 if you are NOT eligible to vote

Pre-approval from Compliance is required before making any personal contribution at the state or local level in an individual capacity to any the following:

●	An incumbent or candidate
●	Political party committee
●	Political action committee (“PAC”)

Note: Including a current state or local government employee running for federal office.

Pre-approval from Compliance is also required before any Immediate Family Member, or other third party that you are an affiliate of, makes any contribution at the state or local level on your behalf to any of the parties listed above. Things to consider when engaging in political contributions:

●	When acting in a volunteer capacity to a candidate running for office at the state or local level, it is important that your activities cannot be viewed as connected with your position at Wealthfront. To the extent that your volunteer activity involves soliciting or fundraising for political contributions, you will also be required to obtain pre-approval from Compliance.
●	Access Persons should take extra care when soliciting fellow employees to ensure that the solicitation never gives the appearance of being coercive or otherwise related to their employment.
●	Access Persons who seek or are appointed to any government position, federal, state, or local, paid/unpaid, must obtain pre-approval from Compliance of such activity to ensure compliance with applicable conflict of interest.
●	Personal political activities of employees must be kept separate from employment and any expenses related to these activities may not be charged to Wealthfront. (i.e. not reimbursable)

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

●	Access Persons are not to conduct business for political campaigns or to use Wealthfront facilities such as: telephones, photocopiers, meeting rooms, etc. during working hours.
●	Access Persons may not engage in any lobbying activities on behalf of Wealthfront without prior approval from Compliance.
●	Access Persons are prohibited from activities that could be viewed as skirting the rule including, but not limited to:
○	“Bundling” a large number of small employee contributions to influence an election.
○	Making contributions, or payments, indirectly to a state/local government official through a state/local political party or political action committee (“PAC”).
○	Having an Immediate Family Member or business affiliate make a contribution on your behalf without obtaining pre-approval.

Employee and Client Affiliation

Every Access Person is also required to submit the Employee and Client Affiliation (Insider) Form in BasisCode. If you or any immediate family members (spouse, parents, siblings, or children) hold positions as directors or executive officers of any public company. Limitations may be placed on an Access Person’s investment activities in the event their Immediate Family Member holds such a position.

Private Investments

Private Investments include but are not limited to: Hedge Funds, Private Equity Funds, Venture Capital Funds, and other similar investment vehicles. Pre-approval is required prior to participating or transacting in a Private Investment and additional details will be requested in the Private Investment Form in BasisCode.

Changes in Personal or Disciplinary Information

You must immediately notify the Company’s CCO and / or General Counsel, or their designees, upon notice of any legal or disciplinary action of any type, including any civil or criminal proceeding or any administrative proceeding before the SEC, FINRA, or any other regulatory agency. There are many stages of notification prior to bringing any action against you by a governmental or regulatory agency. You should consult with the Company’s CCO, the General Counsel, or their designees immediately if you are uncertain as to whether something is required to be disclosed.

If you have any questions around the requirements outlined in the Access Person Reporting Requirements please reach out to Compliance@wealthfront.com.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Personal Securities Trading

No later than 10 days after becoming an Access Person (when first accessing firm systems via firm issued laptop and credentials) each Access Person is required to submit a report of all reportable securities over which they directly or indirectly hold beneficial ownership. Thereafter, Access Persons must obtain pre-approval for new, reportable accounts or holdings. Please see the section on “reportable accounts” for the definition of beneficial ownership.

The Company has a fiduciary obligation to its clients to ensure personal securities traded by Access Persons do not conflict with the interests of the firm’s clients, violate rules, or firm standards for ethical conduct. Access Persons report such securities through the Reportable Brokerage Account disclosure form in BasisCode. The Compliance team will then conduct a trading activity review of all transactions that take place in those accounts. The Company does not manage or trade digital assets or digital asset securities.

Reportable Securities

All securities are treated as ‘Reportable Securities’ with the exception of the following:

●	Transactions and holdings in direct obligations of the Government of the United States.
●	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
●	Shares of money market funds
●	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Reportable Accounts

Reportable accounts are those that hold reportable securities and that the Access Person has, or as a result of the transaction acquired, any direct or indirect beneficial ownership. Beneficial Ownership is defined as the opportunity, directly or indirectly, through any contract, arrangement, understanding, and relationship or otherwise to profit, or share in any profit derived from a transaction in a security. An Access Person is presumed to have beneficial ownership in an Immediate Family Member’s account.

Examples of accounts that would fall under beneficial ownership:

●	Accounts held by the employee
●	Accounts of employee’s immediate family members living in the same household
○	Immediate family members include: children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law.
●	Any accounts in which you have some form of control or influence in trading decisions, including but not limited to:
○	Accounts where you hold Power of Attorney
○	Trust accounts where you are the trustee
○	An account established on behalf of a dependent child
●	Any account in which the employee derives direct or indirect benefit
●	Any account in which the employee exercises security trading or selection discretion (i.e., a self-directed IRA, custodial or non-discretionary accounts).
●	Discretionary accounts (“Managed Accounts”)
○	Accounts that are managed on a fully discretionary basis by a third party still need to be disclosed; however, statements will only be required on an annual basis. If you have a managed account to disclose, Compliance will request the Investment Management Agreement, or a Managed Account Letter, that outlines the discretionary authority associated with the account. Examples of a fully discretionary service are ones where you do not have any control or influence over the trades occurring in the account.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Compliance reviews transactions in the above-described accounts (excluding reportable discretionary accounts) to identify possible violations of internal policies and procedures or securities laws and regulations, including the misuse of non-public information or transactions in securities listed in the Restricted List during the Restricted Period.

Certain accounts are exempt from reporting. Such accounts include, but are not limited to:

●	Wealthfront fully discretionary accounts
●	Qualified tuition (529) plans
●	Employer sponsored retirement plan accounts (i.e 401k so long as capability is strictly open-end mutual funds and not equities)

Access persons should contact compliance@wealthfront.com if there is any ambiguity or uncertainty about a specific case of beneficial ownership or whether or not an account is reportable.

Restricted List

Circumstances may arise where a security will need to be added to the firm's Restricted List. This would prohibit an employee from purchasing or selling that security for a given period of time which will vary case by case. In the event a security needs to be added to the Company’s Restricted List a communication will go out to the entire firm and employees will be able to review the current restrictions in place on the Legal and Compliance Wiki.

Pre-Clearance of IPO’s, ICO’s, and Limited Offerings

Access Persons must obtain the Company’s CCO or the CCO’s designee’s approval before they directly or indirectly acquire beneficial ownership in any security in an Initial Public Offerings (IPO), Initial Coin Offering (ICO), or Limited Offering. This requirement also applies to transactions involving Access Persons’ Immediate Family Members residing in the same household, as described above in the section covering Reportable Accounts. Pre-clearance requests under this section will only be approved if it appears upon reasonable inquiry and investigation that the investment presents no reasonable likelihood of conflict or harm to any Company client. Registered Representatives (licensed Series 7 individuals) are prohibited from participating in an IPO or ICO.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Quarterly Certifications

Shortly after the end of each calendar quarter, Access Persons will receive a Quarterly Certification to review their: Reportable Accounts, securities positions, transactions. Once the Quarterly Certification is accurate and complete, Access Persons will attest within BasisCode. However, if any portion of the Quarterly Certification is not accurate or complete, the Access Person must correct it by notating the certification accordingly and adding any applicable supporting documentation.

Compliance obtains trade data either electronically within BasisCode or via physical account statements to adhere to the requirements outlined under 204(A)-1 of the Advisers Act. If Compliance is not able to review trade data in BasisCode or did not receive a physical monthly statement then you may be asked to provide statements.

Annual Holdings Reports and Certifications

On an annual basis, every Access Person will submit their Annual Questionnaire in BasisCode within 30 days of being assigned the task. The Annual Questionnaire requires Access Persons to attest to applicable Federal and Securities Laws questions in addition to reviewing that all reported activity is accurately captured as required under 204(a)-1 of the Advisers Act. If there is an inaccuracy the Access Person can notate the Annual Questionnaire accordingly and provide the supplementary documentation as needed.

Access persons should contact compliance@wealthfront.com if there are any questions when completing the Quarterly Certification or Annual Questionnaire.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Confidential Information

You and the Company have a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive, or confidential information provided to or shared with the Company.

Disclosure of Client Information

The Company is a fiduciary for its clients. Because of this relationship, you will regularly obtain access to confidential client information, including the identity of the client. You are prohibited from disclosing any client information to any person, except (i) upon and in accordance with the prior express written consent or instruction of the client, (ii) if the information is required to be disclosed pursuant to any law or any lawful judicial or governmental request, requirement, regulation or order or by the rules of any stock exchange, or (iii) in accordance with applicable law, in each case with the express prior written approval from Legal and Compliance. This prohibition governs all disclosures, including disclosures made pursuant to the Company’s “advertisements.” Also, Wealthfront’s Proprietary Data and Privacy Policy addresses the confidentiality of client information.

Confidential Information Defined

Confidential or sensitive information includes, among other things:

●	Personal information is information that identifies, relates to, or could reasonably be linked to a client;
●	Any personally identifying information, such as account numbers, tax identification numbers, and dates of birth;
●	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a client’s portfolio;
●	Any information privately given to an Employee that, if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company or (ii) embarrass or harm the client or the Company.

It should be assumed that any information that a client provides the Company is confidential information. Given the breadth of the above, all information that you obtain through the Company should be considered confidential unless that information is specifically available to the public.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

Use and Treatment of Confidential Information

Confidential information from any source may only be used in the context of the Employee’s duties with the Company. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Trading Account. The Company encourages you to be aware of and sensitive to your treatment of confidential information.

The Company prohibits you from discussing such information unless necessary as part of your duties and responsibilities to the Company.

Furthermore, the Company requires that you take precautions to avoid storing confidential information in plain view in public areas of the Company’s facilities, and requires that you remove confidential information from conference rooms, reception areas, and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains, or airplanes, where such information may be overheard.

Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Company.

Recordkeeping

The Company maintains applicable books and records as required under rule 204-2 for five years, with the most recent two years being in an easily accessible place. Rule 204-2(a)(12) requires advisers to keep copies of their code of ethics, records of violations of the code and actions taken as a result of the violations, and copies of their supervised persons' written acknowledgment of receipt of the code.

The Code must be kept for five years after the last date it was in effect. Access Person acknowledgements of the code must be kept for five years after the individual ceases to be an Access Person. Similarly, the list of Access Persons must include every person who was an Access Person at any time within the past five years, even if some of them are no longer Access Persons of the adviser.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

The Company also must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of the Company or of a Fund of shares offered in an IPO, ICO, or Limited Offering, for at least five years

Violations of ‘The Code’

Situations may arise where an employee violates a policy under The Code. If violations of The Code occur there is a process in place to address such activity which could include, but is not limited to: reminder emails, notification to manager, signed attestation of the event, and/or a meeting with the Chief Compliance Officer. These violations will be recorded by Compliance to ensure adherence and to track the occurrences. Depending on the severity of the violation this could also lead to suspension or termination of employment.

Whistleblower Policy and Protections

This Policy provides a means by which employees can safely raise serious concerns and disclose information that the employee believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law. This policy was adopted to:

●	Enable the disclosure of violations internally, including anonymously, before such violations disrupt the business or operations of the Firm, or lead to serious loss;
●	Promote a climate of accountability with and transparency of the Firm, including its internal controls, compliance matters, and Code of Ethics; and

Whistleblowers that make a complaint in good faith (a “Reporting Person”) are protected against retaliation by the Firm, as well as its officers, Employees, and agents who make any complaint with respect to perceived violations. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and was not made for personal gain or any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding a suspected violation. Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of Firm policy and could result in dismissal.

Wealthfront Advisers LLC

Wealthfront Strategies LLC

Code of Ethics

The Firm encourages Employees and officers (“Inside Reporting Persons”) as well as non-Employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

●	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;
●	Deficiencies in or noncompliance with the Firm’s internal controls and procedures;
●	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws.

The CCO or designee will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firm to disclose his identity. Complaints made anonymously will remain anonymous. All complaints can be submitted in BasisCode (including anonymously), or should be submitted either by email or a written letter in a sealed envelope addressed to 261 Hamilton Ave Palo Alto, CA 94301 ATTN: CCO, Confidential – To be Opened Only by the CCO. The CCO or designee will exercise reasonable care to keep the identity of any Reporting Person confidential, unless confidentiality is incompatible with a fair investigation, identifying or otherwise disclosing the identity of such person is necessary or required by applicable regulations, such as where a governmental entity initiates an investigation of allegations contained in the complaint.

The CCO or designee will maintain all complaints, including tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies. This Policy will be reviewed periodically and its effectiveness in promoting the reporting of suspected violations will be evaluated.

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